Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 31, 2023 relating to the financial statements of Creative Media & Community Trust Corporation and the effectiveness of Creative Media & Community Trust Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Creative Media & Community Trust Corporation for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Tempe, Arizona
August 1, 2023